Exhibit 99.1

ENERGY XXI (BERMUDA) LIMITED

CARVE-OUT FINANCIAL STATEMENTS FOR POGO

NINE MONTH PERIODS ENDED

MARCH 31, 2007 AND 2006 (UNAUDITED)

AND YEARS ENDED

DECEMBER 31, 2006, 2005 AND 2004 (AUDITED)

ENERGY XXI (BERMUDA) LIMITED
CARVE-OUT FINANCIAL STATEMENTS FOR POGO
DECEMBER 31, 2006, 2005 AND 2004

CONTENTS

Report of Independent Registered Public Accounting Firm

Statement of Revenues and Direct Operating Expense

Notes to Statements of Revenues and Direct Operating Expenses

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

Energy XXI (Bermuda) Limited

We have audited the accompanying statements of revenues and direct operating expenses of certain oil and gas properties, as defined in the purchase and sale agreement (the “Carve-Out Financial Statements for Pogo”) between Energy XXI GOM, LLC, a wholly owned subsidiary of Energy XXI (Bermuda) Limited (the “Company”) and Pogo Producing Company (“Pogo”), dated April 24, 2007 (the “Agreement”), for each of the years in the three-year period ended December 31, 2006. The Carve-Out Financial Statements for Pogo are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Carve-Out Financial Statements for Pogo based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the Carve-Out Financial Statements for Pogo is free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Carve-Out Financial Statements for Pogo. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Carve-Out Financial Statements for Pogo. We believe that our audits provide a reasonable basis for our opinion.

The accompanying Carve-Out Financial Statements for Pogo were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note 1 to the Carve-Out Financial Statements for Pogo and are not intended to be a complete presentation of the revenues and expenses of the certain oil and gas properties, as defined in the Agreement.

In our opinion, the Carve-Out Financial Statements for Pogo referred to above present fairly, in all material respects, the revenues and direct operating expenses as described in Note 1 to the Carve-Out Financial Statements for Pogo for each of the years in the three-year period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

/s/ UHY LLP
Houston, Texas
May 24, 2007

ENERGY XXI (BERMUDA) LIMITED
CARVE-OUT FINANCIAL STATEMENTS FOR POGO
STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES

	Nine Months Ended March 31,		Year Ended December 31,
	2007	2006	2006	2005	2004
	(Unaudited)
REVENUES
Oil sales	$72,491,052	$80,621,741	$110,992,467	$127,348,546	$134,755,037
Natural gas sales	26,644,357	29,811,314	34,318,535	48,158,216	52,376,704
Natural gas liquids	2,550,388	2,336,812	3,407,376	3,969,524	5,806,160
TOTAL REVENUES	101,685,797	112,769,867	148,718,378	179,476,286	192,937,901

DIRECT OPERATING EXPENSES
Lease operating expenses	35,381,420	31,689,097	30,665,711	35,337,059	23,091,439
Pipeline operating expenses	146,997	297,052	146,602	1,605,081	10,945
Production and other taxes	402,863	263,643	491,210	646,829	602,279
TOTAL DIRECT OPERATING EXPENSES	35,931,280	32,249,792	31,303,523	37,588,969	23,704,663

EXCESS OF REVENUES OVER DIRECT OPERATING EXPENSES	$65,754,517	$80,520,075	$117,414,855	$141,887,317	$169,233,238

See notes to Statements of Revenues and Direct Operating Expenses.

NOTE 1 - BASIS OF PREPARATION

On April 24, 2007 Energy XXI GOM, LLC (the “Company”), a wholly owned subsidiary of Energy XXI (Bermuda) Limited, signed an agreement to acquire from Pogo Producing Company (“Pogo”) certain offshore oil and gas properties located in the Gulf of Mexico near Louisiana and Texas (the “Properties”) as defined in the Purchase and Sale Agreement between the Company and Pogo for approximately $419.5 million before accounting for the results of operations between the April 1, 2007 effective date and the closing date and other purchase price adjustments. The obligations of the parties under the agreement are subject to certain closing conditions including, among other things, accuracy of representations and warranties and other specified closing conditions. Under the agreement, the Company will assume certain liabilities related to the Properties, including asset retirement obligations and gas imbalances. The transaction is expected to close in early June 2007. The accompanying statements of revenues and direct operating expenses relate to the operations of the oil and gas properties to be acquired by the Company. The acquisition will be funded with the proceeds from the issuance of additional debt. Some of the Properties included in the Purchase and Sale Agreement are subject to certain preferential purchase rights by the existing property owners. The Company does not expect the exercise of these preferential rights to have a material effect on the accompanying statements of revenues and direct operating expenses.

The statements of revenues and direct operating expenses associated with the Properties were derived from the Pogo accounting records. During the years presented, the Properties were not accounted for or operated as a consolidated entity or as a separate division by Pogo. Revenues and direct operating expenses for the Properties included in the accompanying statements represent the net collective working and revenue interests to be acquired by the Company. The revenues and direct operating expenses presented herein relate only to the interests in the producing oil and natural gas properties and pipeline assets which will be acquired and do not represent all of the oil and natural gas operations of Pogo, other owners, or other third party working interest owners. Direct operating expenses include lease operating expenses, pipeline operating expenses and production and other taxes. General and administrative expenses, depreciation, depletion and amortization (DD&A) of oil and gas properties and federal and state taxes have been excluded from direct operating expenses in the accompanying statements of revenues and direct operating expenses because the allocation of certain expenses would be arbitrary and would not be indicative of what such costs would have been had the Properties been operated as a stand alone entity. Pogo accounted for the Properties under the successful efforts method of accounting for oil and gas activities, while the Company uses the full cost method. Accordingly, exploration expenses and dry hole costs are not applicable to this presentation. Full separate financial statements prepared in accordance with accounting principles generally accepted in the United States of America do not exist for the Properties and are not practicable to prepare in these circumstances. The statements of revenues and direct operating expenses presented are not indicative of the results of operations of the Properties on a go forward basis due to changes in the business and the omission of various operating expenses.

Included in lease operating expenses for the nine months ended March 31, 2007 and 2006 and the years ended December 31, 2006, 2005 and 2004 were workover expenses and repairs of $29,157,000, $18,297,396, $8,384,000, $18,342,000 and $6,530,000, respectively, of which hurricane related workover expenses and repairs were $12,750,000, $8,566,000, $7,942,000, $17,661,000 and $5,878,000, respectively.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates: The preparation of the Carve-Out Financial Statements for Pogo in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting periods. Although these estimates are based on management’s best available knowledge of current and future events, actual results could be different from those estimates.

Revenue Recognition: Revenues are recognized for oil and natural gas sales under the sales method of accounting. Under this method, revenues are recognized on production as it is taken and delivered to its purchasers. The volumes sold may be more or less than the volumes entitled to, based on the owner’s net interest in the Properties. These differences result from production imbalances, which are not significant and reflected as adjustments to proved reserves and future cash flows in the unaudited supplementary oil and gas data included herein.

NOTE 3 - SUPPLEMENTAL INFORMATION ON OIL AND GAS RESERVES (UNAUDITED)

Estimated Quantities of Oil and Natural Gas Reserves

The following estimates of net proved oil and natural gas reserves of the Properties located entirely within the United States of America, are based on evaluations prepared by Pogo engineers and third-party reservoir engineers. Reserves were estimated in accordance with guidelines established by the SEC and the Financial Accounting Standards Board (“FASB”), which require that reserve estimates be prepared under existing economic and operating conditions with no provisions for price and cost changes except by contractual arrangements. Reserve estimates are inherently imprecise and estimates of new discoveries are more imprecise than those of producing oil and gas properties. Accordingly, reserve estimates are expected to change as additional performance data becomes available.

Estimated quantities of proved domestic oil and gas reserves and changes in quantities of proved developed and undeveloped reserves in thousands of barrels (“MBbls”) and million cubic feet (“MMcf”) for each of the years were as follows:

	Oil (MBbls)	Natural Gas (MMcf)
Proved reserves:

January 1, 2004	19,160	59,865
Production	(4,177)	(10,583)
Extensions and discoveries	134	609
Revisions of previous estimates	1,022	(638)
Purchases of minerals in place	2,508	5,718
Sales of minerals in place	(916)	(1,444)

December 31, 2004	17,731	53,527
Production	(2,711)	(6,328)
Extensions and discoveries	320	3,470
Revisions of previous estimates	507	(2,381)

December 31, 2005	15,847	48,288
Production	(2,811)	(8,022)
Extensions and discoveries	96	525
Revisions of previous estimates	1,662	(3,321)

December 31, 2006	14,794	37,470

	Oil (MBbls)	Natural Gas (MMcf)
Proved developed reserves:

December 31, 2004	12,813	34,398
December 31, 2005	13,309	29,114
December 31, 2006	11,539	24,267

Standardized Measure of Discounted Future Net Cash Flows

The following table sets forth the computation of the standardized measure of discounted future net cash flows relating to proved reserves and the changes in such cash flows in accordance with Statement of Financial Accounting Standard No. 69. The standardized measure is the estimated excess future cash inflows from proved reserves less estimated future production and development costs, estimated plugging and abandonment costs and a discount factor. Income taxes are excluded from the calculation as Pogo’s tax basis in the properties is not indicative of the Company’s tax basis in the properties. Future cash inflows represent expected revenues from production of period-end quantities of proved reserves based on December 31, or year-end prices and any fixed and determinable future price changes provided by contractual arrangements in existence at year-end. Price changes based on inflation, federal regulatory changes and supply and demand are not considered. Estimated future production costs related to period-end reserves are based on December 31, or year-end costs. Such costs include, but are not limited to, production taxes and direct operating costs. Inflation and other anticipatory costs are not considered until the actual cost change takes effect. A discount rate of 10% is applied to the annual future net cash flows.

	December 31,
	2006	2005	2004
	(In Millions)
Future cash inflows	$1,077	$1,408	$1,106
Future production and development costs	(353)	(297)	(231)
Future net cash flows - 10% annual discount for estimated timing of cash flows	(180)	(271)	(192)

Standardized measure of discounted future net cash flows	$544	$840	$683

The following are the principal sources of change in the standardized measure of discounted future net cash flows for the years ended December 31, 2006, 2005 and 2004:

	2006	2005	2004
		(In Millions)
Beginning of year	$840	$683	$561
Net change in sales and transfer prices and in production (lifting) costs related to future production	(164)	308	154
Net change due to revisions in quantity estimates	36	5	25
Changes in estimated future development costs	(82)	(62)	(5)
Accretion of discount	84	68	56
Changes in production rate and other	(124)	(46)	(42)
Net change due to extensions, discoveries and improved recovery	5	18	6
Net change due to purchases and sales of minerals in place	—	—	78
Sales and transfers of oil and gas produced during the period, net of production costs	(117)	(142)	(169)
Previously estimated development costs incurred during the period	66	8	19

End of year	$544	$840	$683